Exhibit 3.1

Certificate of Amendment

of the Bylaws of

Bullfrog AI Holdings, Inc.

I, Josh Blacher, in my capacity as Secretary of Bullfrog AI Holdings, Inc., a Nevada corporation (the “Company”), certify that on September 18, 2025, the Board of Directors of the Company adopted a resolution approving an amendment to the Bylaws of the Company (the “Bylaws”) as provided below, pursuant to Article XII of the Bylaws.

NOW, THEREFORE, the Bylaws are hereby amended as follows:

1.	Defined Terms. Unless otherwise indicated, capitalized terms shall have the meanings ascribed to them in the Bylaws.

2.	Amendments to Bylaws

Article III, Section 3 of the Bylaws (the “Bylaws”) of Bullfrog AI Holdings, Inc. (the “Corporation”) is hereby amended and restated in its entirety as follows:

Section 3. At any meeting of the shareholders of the corporation, the presence, in person or by proxy, of the holders of thirty-three and one-third percent (33.33%) of the shares then issued and outstanding and entitled to vote at the meeting shall constitute a quorum for the transaction of business. The shareholders present at a duly called and held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum. In the absence of a quorum, the shareholders present, in person or by proxy, by majority vote and without further notice, may adjourn the meeting from time to time until a quorum is attained, but in the absence of a quorum, no other business may be transacted at that meeting, except as provided in this section. At any reconvened meeting following such adjournment at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed.

3.	Except as expressly amended hereby, the Bylaws remain in full force and effect.

Dated: September 18, 2025

By:	/s/ Josh Blacher
Name:	Josh Blacher
Title:	Chief Financial Officer and Secretary